SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2006
CELEBRATE EXPRESS, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	000-50973 (Commission File Number)	91-1644428 (I.R.S. Employer Identification No.)
11220 – 120th Avenue NE
Kirkland, Washington 98033
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (425) 250-1061

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT 99.1

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On May 15, 2006, Celebrate Express, Inc. (the “Company”) announced the appointment of Mr. Kevin Green as president and chief executive officer. Mr. Green will also be elected to the Company’s board of directors at its next scheduled meeting.
     Prior to joining the Company, Mr. Green, age 48, served as the Executive Vice President and Chief Marketing Officer for Lillian Vernon Corporation, an online and catalog specialty retailer of gift, household, Halloween, Christmas, personalized and children’s products since June 2003. Mr. Green served as President of Lillian Vernon Corporation, when it was a public company from June 2000 until June 2003, when the company was sold and taken private. From March 1990 until June 2000, he served in a number of marketing positions at Lillian Vernon including most recently as Senior Vice President of Marketing. Prior to joining Lillian Vernon, Mr. Green held various marketing positions at Doubleday Book & Music Clubs (now Bookspan) and Better Homes and Gardens Book Club. Mr. Green holds a baccalaureate degree in Industrial Management from Rowan State College.
     Under the terms of an employment agreement, the Company agreed to pay Mr. Green an annual base salary of $350,000 and an annual bonus of up to 100% of his salary. Mr. Green will also receive a $75,000 signing bonus and be reimbursed for relocation expenses in aggregate amount of up to $100,000. The Company also agreed to grant to Mr. Green stock options under the Company’s 2004 Amended and Restated Equity Incentive Plan to purchase 300,000 shares of the Company’s common stock, which will vest over a period of 4 years from the date of grant.

Item 9.01	Financial Statements and Exhibits
          (d) Exhibits.

Exhibit	Description
99.1	Press Release, dated May 15, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2006	CELEBRATE EXPRESS, INC.

	By:	/s/ Darin L. White

Darin L. White
Vice President, Finance